Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS PROFITABLE SECOND QUARTER 2017 RESULTS

EAST HANOVER, NJ – August 11, 2017 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its second quarter results for the three and six months ended June 30, 2017.

Financial Highlights for Three Months Ended June 30, 2017 Compared to Three Months Ended June 30, 2016:

•  Revenues decreased to $8,508,640, declining 0.6% from $8,562,890.

•  Software sales increased   21.1% to $1,434,635 from $1,184,251.

•  Services revenues totaled $7,074,005, decreasing 4.1% from $7,378,639.

•  Earnings before interest, taxes, depreciation and amortization (“EBITDA”), plus share based compensation, were $349,586, decreasing 47.7% from $668,916.

•  Net income was $120,493, or $0.03 earnings per basic and diluted share, compared to net income of $547,120, or 0.12 earnings per basic and diluted share.

Financial Highlights for the Six Months Ended June 30, 2017 Compared to the Six Months Ended June 30, 2016:

•  Total revenues rose 1.0% to $16,511,212 from $16,347,191.

•  Software sales were $2,341,540, up 14.5% from $2,044,693.

•  Services revenues decreased 0.9% to $14,169,672 from $14,302,498.

•  Earnings before interest, taxes, depreciation and amortization (“EBITDA”), plus share based compensation, were $885,004, decreasing 11.2% from $996,132.

•  Net income totaled $274,347, or $0.06 per basic and diluted share, decreasing from net income of $621,397, or $0.14 per basic and diluted share.

•  During the first six months of 2017, the outstanding balance of the Company’s revolving bank line of credit was $0, bringing the total amount available under the line at June 30, 2017 to $1,000,000.

•  As of June 30, 2017, the Company had $1,539,051 in cash and cash equivalents; $2,544,434 in accounts receivable; long term debt of $967,768 and total stockholders’ equity of $5,150,703.

For more details on SilverSun’s second quarter results, please refer to the Company’s 10-Q filed today with the U.S. Securities Exchange Commission and accessible at  www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “This was a transitional six months for SilverSun. We uplisted to NASDAQ, moved our headquarters and south New Jersey offices to new facilities, granted restricted stock to all our non-executive employees, and invested in our sales team to position ourselves for increased growth. As a result, we incurred several one-time expenses which impacted our bottom line results.”

“More importantly, we are witnessing the first material impact of the start of our customer’s conversion from the traditional on-premise, perpetual licensing model to a software-as-a-service (SaaS) model. Perpetual licenses, which were paid in full at time of purchase, enabled us to recognize the full sales price as revenue, with a corresponding cost of goods associated with our payment to the software publisher. Under SaaS, we no longer recognize the top line revenue, but receive a commission instead (with no associated cost of goods). While this will negatively impact our top line revenue, it will not impact gross profit (at least in those instances where we receive commissions based on annualized (versus monthly) SaaS payments, which is the majority of our transactions at this point.)”

“To illustrate, gross profit for the first six months of  2017 was $6,791,137, compared to gross profit of $6,281,386 for the first six months of 2016, an increase of $509,751, or 8.1%. This is despite the fact that total revenue increased by only 1% in the same period. This is a direct result of the change-over from on-premise to SaaS.”

Meller concluded, “Other elements of our business are looking strong for the balance of 2017. Our sales pipeline across all our business lines, ERP, MAPADOC (our proprietary EDI solution), and managed services, is as deep as it’s ever been. The first cloud version of MAPADOC is scheduled for general release in the third quarter. We are actively seeking acquisitions and strategic partnerships, and are hopeful that we can consummate several of these transactions in the near future. All in all, we are extremely optimistic about our prospects for the balance of 2017, and look forward to continuing to deliver positive results for the benefit of all our stakeholders in the coming months and years ahead.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing strategies and solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “Cloud”. As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, we have our own development staff building software solutions for Electronic Data Interchange, time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, hosting, business continuity, cloud, e-mail and web services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Dallas, Arizona, North Carolina, and Southern California.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.